Exhibit 35.1

Commercial Mortgage Servicing D1086-120, 12th Floor 550 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of December 1, 2011, by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer and Midland Loan Services, A Division of PNC Bank, NA, as Special Servicer, Deutsche Bank Trust Company Americas, as Trustee, Certificate Administrator, Paying Agent and Custodian, and Trimont Real Estate Advisors, Inc., as Operating Advisor, with respect to Commercial Mortgage Pass-Through Certificates Series 2011-C1 (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.11 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.	A review of the activities of the Master Servicer during the period from December 1, 2011 through December 31, 2011, and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period December 1, 2011 through December 31, 2011.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 12th day of March 2012.

/s/ Daniel Bober

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Daniel Bober

Executive Vice President

Wells Fargo Bank

Wells Fargo Bank, N.A.